U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        KEVER                         JIM                  D.
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        (Last)                      (First)             (Middle)

        C/O 3D SYSTEMS CORPORATION
        26081 AVENUE HALL
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                                    (Street)

        VALENCIA                        CA                91355
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        (City)                       (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        3D SYSTEMS CORPORATION (NASDAQ-NMS: "TDSC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        DECEMBER 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                   2.                                                                                     Deriv-    of
                   Conver-                     5.                               7.                        ative     Deriv-   11.
                   sion                        Number of                        Title and Amount          Secur-    ative    Nature
                   or                          Derivative     6.                of Underlying     8.      ities     Secur-   of
                   Exer-             4.        Securities     Date              Securities        Price   Bene-     ity:     In-
                   cise     3.       Trans-    Acquired (A)   Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
                   Price    Trans-   action    or Disposed    Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.                 of       action   Code      of(D)          (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of           Deriv-   Date     (Instr.   (Instr. 3,     ----------------            or      Secur-  of        direct   Owner-
Derivative         ative    (Month/  8)        4 and 5)       Date     Expira-            Number  ity     Month     (I)      ship
Security           Secur-   Day/     -------   ------------   Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V    (A)  (D)       cisable  Date     Title     Shares   5)      4)        4)       4)
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
7% SUBORDINATED    $12.00   12/19/01  P             $350,000  12/19/01 12/31/06 COMMON    29,167          $350,000    D
CONVERTIBLE                                                                     STOCK
DEBENTURES
DUE 2006
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
Explanation of Responses:




        /S/ JIM D. KEVER                                   JANUARY 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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